Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: June 2, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. PROVIDES DIVIDEND UPDATE

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on June 1, 2020, the Board temporarily suspended the Company’s quarterly dividend payments. Previously, at its March 23, 2020 meeting, the Board had deferred making a decision on dividend payments until its next regularly scheduled Board meeting to allow more time to assess the impact of the COVID-19 pandemic on the Company. Although the Company has reopened 395 of its 446 retail stores that were closed in response to COVID-19, the Board determined that suspending the quarterly dividends is important to maintaining the Company’s cash position, providing the Company with financial flexibility to deal with any ongoing uncertainty related to COVID-19.

As an additional update, the Company also announced that both its Chairman and its President and Chief Executive Officer (both previously elected to forgo 100 percent of their salary until such time as normal business operations resume) will forgo 50 percent of their salary effective May 31, 2020 through the end of the Company’s fiscal second quarter ending August 1, 2020.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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